Exhibit 5.1
[Mayer, Brown, Rowe & Maw LLP letterhead]
March 10, 2006
Mayer, Brown, Rowe & Maw LLP
700 Louisiana Street
Suite 3600
Houston, Texas 77002-2730
Main Tel (713) 221-1651
Main Fax (713) 224-6410
www.mayerbrownrowe.com
Ferrellgas Partners, L.P.
7500 College Boulevard, Suite 1000
Overland Park, KS 66210
     Re: Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as special counsel to Ferrellgas Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of (i) a registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and (ii) the prospectus contained in the Registration Statement (the “Prospectus”). The Registration Statement relates to the offering from time to time of common units of the Partnership having an aggregate initial public offering price not to exceed $250 million (the “Units”), on terms to be determined at the time of the offering.
     As special counsel to the Partnership, we have examined, reviewed and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Limited Partnership of the Partnership; (ii) the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended to date; (iii) the Registration Statement; (iv) the Prospectus; (v) resolutions of the Board of Directors of the general partner of the Partnership (the “General Partner”) regarding, among other things, the Registration Statement, the Prospectus and the issuances of the Units from time to time; and (vi) such other documents, faxes, certificates, instruments and records as we have deemed necessary, desirable or relevant for purposes hereof. We have also examined, reviewed and relied upon certificates of officers of the General Partner and faxes and certificates of public officials, as to certain matters of fact relating to this opinion, and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.
     In our examinations and investigations, we have assumed (i) the genuineness of all signatures on, and the authenticity of, all of the foregoing documents, faxes, certificates, instruments and records (collectively, the “Documents”) submitted to us as originals and the conformity to the original documents, faxes, certificates, instruments and records of all such Documents submitted to us as copies; (ii) the truthfulness of all statements of fact set forth in such Documents; (iii) the due authorization, execution and delivery by the parties thereto, other than the Partnership and the General Partner, of all Documents examined by us; and (iv) that, to the extent such Documents purport to constitute agreements of parties other than the Partnership and the General Partner, such Documents constitute valid, binding and enforceable obligations of such other parties.
     In addition, and for purposes of our opinion, we have assumed that (i) the Registration Statement and any amendment thereto (including post-effective amendments) will have been declared effective by the Commission and will be effective on the date of issuance of any Units; (ii)  an appropriate supplement to the Prospectus (each, a “Prospectus Supplement”) with respect to the Units being offered thereby will have been prepared and filed with the Commission; and (iii) all Units will have been issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement or any amendment thereto (including post-effective amendments), the Prospectus and any applicable Prospectus Supplement.

Ferrellgas Pertners, L.P.
March 10, 2006

     Based on the foregoing and subject to the limitations, conditions and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, upon completion of the corporate action to be taken in connection with the authorization of the issuance of the applicable Units, and when sold in exchange for the consideration set forth in the applicable post-effective amendment to the Registration Statement or a Prospectus Supplement and pursuant to the terms of any definitive purchase, merger, exchange or similar agreement approved by Board of Directors of the General Partner on behalf of the Partnership, such Units will duly authorized, validly issued, fully paid and nonassessable (except as nonassessability may be affected by certain provisions of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”)).
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are “experts,” within the meaning of that term as used in the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus, including this opinion as an exhibit or otherwise.
     The foregoing opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended or implied or to be inferred beyond the matters expressly stated herein. The foregoing opinion is based on and is limited to the Delaware Act, the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the relevant Federal law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction or, without limiting the generality of the foregoing, the effect of the laws of any other jurisdiction.
     It is understood that this opinion is to be used only in connection with the offer and sale by the Partnership of the Units while the Registration Statement and the Prospectus are in effect. Other than as expressly stated above, we express no opinion on any issue relating to the Partnership or to any investment therein. We undertake no responsibility to update this opinion after the date hereof and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date hereof or with respect to the discovery subsequent to the date hereof of information not previously known to us pertaining to events occurring prior to the date hereof.

Sincerely,

/s/ Mayer, Brown, Rowe & Maw LLP

MAYER, BROWN, ROWE & MAW LLP